SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 4, 2010
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5887 Copley Drive
San Diego, California 92111
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 4, 2010, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Leap Wireless International, Inc. (the “Company”) approved certain compensation matters for the named executive officers of the Company: S. Douglas Hutcheson; Walter Z. Berger; Albin F. Moschner; Glenn T. Umetsu; and William D. Ingram.
     Also, on March 8, 2010, Glenn T. Umetsu, age 60, notified the Company that he will retire as its Executive Vice President and Chief Technical Officer, effective May 14, 2010.
     2009 Performance Bonuses.
     The Compensation Committee approved individual performance bonus payments to the Company’s named executive officers in the following amounts: S. Douglas Hutcheson, $355,000; Walter Z. Berger, $220,000; Albin F. Moschner, $220,000; Glenn T. Umetsu, $600,000; and William D. Ingram, $105,000. These bonuses were paid based upon the Compensation Committee’s evaluation of each individual officer’s performance. No bonuses were paid to the Company’s named executive officers under the Leap Wireless International, Inc. Executive Incentive Bonus Plan, which provides for bonuses based on the Company’s performance against financial and operating metrics established by the Compensation Committee early each calendar year.
     2010 Long-Term Incentive Awards.
     The Compensation Committee approved refresher grants of long-term incentive awards for the Company’s named executive officers, consisting of grants of performance-vested restricted stock, time-vested restricted stock and retention cash awards.
     Restricted Stock Awards. The awards to each of the named executive officers pursuant to the Company’s 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, as amended (the “2004 Plan”), were as follows: S. Douglas Hutcheson, 100,000 performance-vested restricted shares and 40,000 time-vested restricted shares; Walter Z. Berger,40,000 performance-vested restricted shares and 20,000 time-vested restricted shares; Albin F. Moschner, 40,000 performance-vested restricted shares and 20,000 time-vested restricted shares; and William D. Ingram, 20,000 performance-vested restricted shares and 10,000 time-vested restricted shares. The awards are scheduled to be granted to the named executive officers on March 15, 2010.
     Performance-Vesting Provisions. The performance-vested restricted stock awards will vest as follows: 20% of the shares will vest on each of the first, second and third anniversaries of the date of grant and 40% of the shares will vest on the fourth anniversary of the date of grant. However, at each of the vesting dates described above, the vesting shall be further conditioned on the average of the closing prices of the Company’s common stock for the prior 30-calendar day period being greater than the Fair Market Value (as defined in the 2004 Plan) of the Company’s common stock on the date that the award was originally granted (the “Grant Date Fair Market Value”). If the 30-calendar day average of the closing prices of the Company’s common stock does not exceed the Grant Date Fair Market Value, the shares will remain unvested until the average of the closing prices of the Company’s common stock for any subsequent 30-calendar day-period is greater than the Grant Date Fair Market Value.
     Time-Vesting Provisions. The time-vested restricted stock awards will vest as follows: 25% of the shares will vest on each of the second and third anniversaries of the date of grant and 50% of the shares will vest on the fourth anniversary of the date of grant.

     Change in Control Vesting Provisions Applicable to All Restricted Stock Awards. If an executive’s employment is terminated by the Company other than for cause or by the executive for good reason within 90 days prior to or 12 months following a change in control (as defined in the 2004 Plan), then the remaining unvested shares subject to each award will vest in full on the date of the executive’s termination of employment.
     Retention Cash Awards. The Compensation Committee also approved retention cash awards for the named executive officers as follows: S. Douglas Hutcheson, $1,125,000; Walter Z. Berger, $750,000; Albin F. Moschner, $750,000; and William D. Ingram, $450,000. If there is a change in control (as defined in the 2004 Plan) within the next two years and the Board approves the payment of the retention cash awards upon the completion of such change in control, then one-third of the retention cash award will be paid upon such change in control, and two-thirds of the retention cash award will be paid upon the six month anniversary of such change in control. In order to be eligible to receive a retention cash award, an executive must continue to be employed by the Company on the date of each such payment (subject to the accelerated payment provisions described below). If an executive’s employment is terminated by the Company other than for cause or by the executive for good reason within 90 days prior to or six months following a change in control, then any unpaid portion of the retention cash award will be paid to the executive upon the executive’s termination of employment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: March 10, 2010	By:	/s/ Robert J. Irving, Jr.
Robert J. Irving, Jr.
Senior Vice President and General Counsel